EXHIBIT 99.1

NYSE and TSX – OPY

OPPENHEIMER SETTLES WITH NASD

Toronto and New York, October 4, 2006.  Today Oppenheimer & Co. Inc. reached settlement with the National Association of Securities Dealers over matters (initially alleged in May 2005) relating to inaccuracies in its reporting to the Municipal Securities Rulemaking Board (“MSRB”) in May and June 2003, its failure to maintain electronic communications in a manner prescribed under Securities and Exchange Commission  (“SEC”) rules from July 2002 through the first quarter of 2004, as well as its policies and procedures related to these matters.

The settlement, which has been fully reserved in the Company’s latest reported results for the six months ended June 30, 2006, requires payment of a fine in the amount of $800,000 and the review, modification and enhancement of certain supervisory procedures.  These settled matters arose during a period of rapid expansion of the Company (September 2001- June 2003), when the Company acquired four firms in a two-year period.  As a result of this rapid growth, the Company had not yet put in place all of the processes and procedures for the management of its larger business.  New processes have now been in place for an extended period of time and continue to be reviewed and addressed as needed, and the Company is happy to put these outstanding regulatory issues behind it.

Oppenheimer Holdings Inc., through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a full range of services from 82 offices in 21 states and 2 foreign jurisdictions. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services.

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CONTACT:

Dennis P. McNamara, Esq. 212 668-8000